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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CRA International, Inc. for the registration of 87,316 shares of common stock and to the incorporation by reference therein of our report dated February 6, 2006, with respect to the consolidated financial statements as of November 26, 2005 and for each of the two years in the period ended November 26, 2005 of CRA International, Inc. included in its Annual Report (Form 10-K) for the year ended November 25, 2006 filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Boston, Massachusetts
April 11, 2007

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Consent of Independent Registered Public Accounting Firm